Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President & Treasurer	216/896-2240
phuggins@parker.com

Company Evaluating European Commission Decision

CLEVELAND, February 4, 2009 – Parker Hannifin Corporation (NYSE:PH), the global leader in motion and control technologies, has been notified that the European Commission (EC) is imposing a fine of 25.6 million euros (approximately $32.9 million), in connection with its investigation of whether Parker’s ITR subsidiary, acquired in 2002, violated the competition laws of the European Union commencing in 1986. The fine results from an investigation of a business unit of ITR that manufactures marine hose, typically used in oil exploration. Parker fully cooperated with the investigation. The business unit had revenues of approximately $15 million when acquired.

“The problems that were uncovered started long before Parker acquired this small, Italian company and were concealed from Parker,” said Tom Piraino, Vice President, General Counsel and Secretary. “We are disappointed in the magnitude of the fine imposed by the EC, particularly given our quick response to the problems we encountered and cooperation with the EC investigation, which underscores our commitment to ethical business practices and sound stewardship. Particularly disappointing is the portion of the fine that the EC chose to impose for the period prior to Parker’s acquisition of the business. We are evaluating all of our options, including an appeal of this EC decision.”

With annual sales exceeding $12 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 62,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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